Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 20th day of June, 2018 (the “Effective Date”), between Global Power Equipment Group Inc. (the “Company”) and Tracy D. Pagliara (“Executive”).   In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment Term.  The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, unless terminated earlier pursuant to the provisions of this Agreement (the “Term”).  The Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement commencing on the first anniversary of the Effective Date, and on each anniversary date thereafter, unless terminated earlier pursuant to the provisions of this Agreement or unless either the Company or Executive gives the other party written notice, at least 90 calendar days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement or the employment of Executive.  For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

2.             Position and Duties; Location.

(a)           Position and Duties.  During the Term, Executive shall be employed by the Company as President and Chief Executive Officer.  Executive shall report solely to the Board of Directors of the Company (the “Board”) and shall have such duties, responsibilities and authorities as are customarily associated with his position (including, but not limited to, the general management of the affairs of the Company) and such additional duties and responsibilities consistent with his positions as may, from time to time, be properly and lawfully assigned to him.

(b)           Board Service.  During the Term, the Company shall cause the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) to nominate Executive to serve as a member of the Board each year Executive’s term of Board service is to be slated for reelection to the Board. If, during the Term, the Company’s stockholders vote in favor of the Nominating Committee’s nomination of Executive to serve as a member of the Board, Executive agrees to serve in such capacity and also agrees that any such Board service shall be without additional compensation.

(c)           Engaging in Other Activities.  During the Term, Executive shall devote substantially all of his business time, energies and talents to serving as President and Chief Executive Officer of the Company, and shall perform his duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board.  During the Term, it shall not be a violation of this Agreement for Executive, subject to the requirements of Sections 7, 8 and 9 hereof, to (i) serve on civic or charitable boards, (ii) with the consent of the

Board, which consent shall not be unreasonably withheld, serve on corporate boards unrelated to the Company (and retain all compensation in whatever form for such service), (iii) deliver lectures and fulfill speaking engagements, and (iv) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of Executive’s responsibilities as set forth in Sections 2(a) or 2(b) of this Agreement or Executive’s fiduciary duties to the Company.

(d)           Location.  Executive shall perform his duties and responsibilities hereunder principally at the Company’s corporate headquarters, which currently is in Irving, Texas and is expected to move to Tucker, Georgia; provided that (i) Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement, and (ii) commencing September 1, 2018, Executive shall perform his duties and responsibilities hereunder principally in Tucker, Georgia.

(e)           Affiliates.  Executive agrees to serve, without additional compensation, as an officer and director of each of the other members of the Company’s affiliates, as determined by the Board, provided that such service is covered by Section 3(g) of this Agreement.  As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(f)            Stock Ownership Guidelines.  Executive acknowledges and agrees to comply with the Company’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time.

(g)           Compensation Recovery Policy.  Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or the Company’s Compensation Recovery Policy, as the same may be amended from time to time.

3.             Compensation and Benefits.

(a)           Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Annual Base Salary”) at a rate of $500,000 U.S., effective as of the Effective Date, and payable in regular installments in accordance with the Company’s normal payroll practices.  During the Term, the Annual Base Salary shall be reviewed by the Board at such time as the salaries of other senior executives of the Company are reviewed generally.  The Annual Base Salary shall not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company.  If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b)           Annual Incentive.  For each fiscal year during the Term, Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan, or any successor plan (the “STIP”), under terms and conditions no less favorable than other senior executives of the Company; provided that Executive’s “target” short-term incentive opportunity shall not be less than 80% of his Annual Base Salary as of the last day of the fiscal year (the “Target STI”).

Executive’s payment under the STIP for any fiscal year during the Term shall be based on the extent to which the predetermined performance objectives established by the Board or a committee thereof have been achieved for that year; provided that, (i) the amount of Executive’s annual incentive bonus for the 2018 fiscal year shall be not less than the Target STI, and (ii) Executive shall have an opportunity to earn more than the Target STI based on the extent to which the Company achieves performance goals established by the Board or a committee thereof.  The annual incentive for any fiscal year, if earned, will be paid to Executive by the Company in accordance with the terms, and subject to the conditions, of the STIP.

(c)           Long-Term Incentive.  For each fiscal year during the Term, Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan, or any successor plan, under terms and conditions no less favorable than other senior executives of the Company; provided that Executive’s “target” long-term incentive opportunity shall not be less than 125% of his Annual Base Salary.

(d)           Vacation.  During the Term, Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that Executive shall be entitled to paid vacation time at a rate of no less than 4 weeks per calendar year.  Executive shall use such vacation time at such reasonable time or times each year as he may determine after consultation with the Chairman of the Board.

(e)           Expense Reimbursement.  Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive during the Term in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.  Notwithstanding anything contained in those policies to the contrary, (i) Executive shall be reimbursed for the cost of his airline tickets (and related ground transportation and parking) for trips actually taken during the Term between Atlanta, Georgia (or, if Executive is traveling outside of such location in connection with performing his duties under this Agreement, such other location) and Dallas, Texas, in an amount not to exceed $1,500 per month, (ii) Executive shall be reimbursed for reasonable expenses incurred during the Term in renting an apartment in Atlanta, Georgia and the related utilities, for moving his personal belongings from Dallas, Texas to Atlanta Georgia (including packing, unpacking, installation and storage expenses), and for leasing an automobile in Atlanta, Georgia, in each case as approved in advance by the Chair of the Compensation Committee.

(f)            Benefits.  During the Term, and except as otherwise provided in this Agreement, Executive shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time.

(g)           Indemnification and Insurance. The Company shall indemnify Executive to the full extent provided for in its corporate charter, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executives and to the maximum extent that the Company indemnifies any of its other directors and senior executives, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executives against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement).

4.             Termination of Employment.

(a)           Death and Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice in accordance with Section 13 of this Agreement of its intention to terminate Executive’s employment; provided that such notice is provided no later than 150 calendar days following the determination of Executive’s Disability.  In such event, Executive’s employment shall terminate effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential duties of the position held by Executive by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or lasts for 120 consecutive calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Executive or Executive’s legal representative.

(b)           Cause.  Executive’s employment with the Company may be terminated by the Company with or without Cause.  For purposes of this Agreement, “Cause” shall mean: (i) the continued failure of Executive to perform substantially Executive’s duties with the Company or any of its affiliates or Executive’s material disregard of the directives of the Board (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Executive within 20 calendar days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or disregarded a directive of the Board; (ii) willful material misrepresentation at any time by Executive to the Board; (iii) Executive’s commission of any act of fraud, misappropriation (other than misappropriation of a de minimis nature) or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (iv) a conviction, guilty plea or plea of nolo contendere of Executive for any crime involving dishonesty or for any felony; (v) a material breach by Executive of his fiduciary duties of loyalty or care to the Company or any of its affiliates or a material violation of the Company’s Code of Business Conduct and Ethics or any other material breach of a Company policy, as the same may be amended from time to time; (vi) the engaging by Executive in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (vii) a material breach by Executive of his obligations under Section 7, 8, 9 or 11 of this Agreement that, in the case of Sections 7, 8 or 11, is not cured (if curable) by Executive within 20 calendar days after written demand for such cure is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has materially breached his obligations.

(c)           Good Reason.  Executive’s employment with the Company may be terminated by Executive with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship set forth in Section 2(a); (ii) a material reduction by the Company of Executive’s Annual Base Salary (other than as permitted in Section 3(a) of this Agreement) or Executive’s Target STI; (iii) the relocation of Executive’s principal place of employment other than as contemplated in Section 2(d) of this Agreement; or (iv) any other material breach of this Agreement by the Company.  A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice.  Additionally, Executive must terminate his employment within 120 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

(d)           Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 13.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice).  The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder.

(e)           Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or if Executive voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice, (iii) if Executive’s employment is terminated by reason of death, the date of death of Executive, or (iv) if Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

(f)                                   Resignation from All Positions.  Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment by the Company for any reason, Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including from the Board.  Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5.                                      Severance Payments.

(a)                                 Good Reason, Other than for Cause.  If the Company shall terminate Executive’s employment other than for Disability or Cause (including by reason of not renewing the Term), or if Executive shall terminate employment for Good Reason:

(i)                                     The Company shall pay, or cause to be paid, to Executive the sum of:  (A) the portion of Executive’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; and (B) any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be referred to as the “Accrued Benefits”).  The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii)                                  Subject to Section 6 hereof, the Company shall continue to pay, or cause to be paid, to Executive, continued Annual Base Salary (without taking into account any reduction to the Annual Base Salary that constitutes Good Reason for Executive’s termination), for the 18-month period commencing on the Date of Termination (such period, the “Severance Period”), payable over the Severance Period in equal semi-monthly or other installments (not less frequently than monthly), commencing with the first regular payroll date occurring after the Release required by Section 6 becomes effective and irrevocable in accordance with its terms (and with the first such installment including any such Annual Base Salary amount that otherwise would have been paid earlier in the Severance Period, and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination).  Notwithstanding the foregoing, if the termination described in this Section 5(a) occurs on or prior to December 31, 2019, or within 90 calendar days prior to, or within 2 years following, a Change in Control (as defined in the Company’s 2015 Equity Incentive Plan (the “Equity Incentive Plan”), provided that, for the avoidance of doubt, for purposes of this Agreement, a “Business Combination”, which may constitute a Change in Control as defined in the Equity Incentive Plan, shall be deemed to include any disposition of two or more of the Company’s business segments and the completion of any related corporate restructuring or transition identified by the Board, then, in addition to the amounts described in the first sentence of this Section 5(a)(ii): (A) the Company shall pay or cause to be paid to Executive, in lieu of any Pro-Rated Annual Incentive under Section 5(a)(iv), a lump sum payment equal to Executive’s Target STI under the STIP for the year in which the Date of Termination occurs (without pro-ration), payable on the first regular payroll date occurring after the Release required by Section 6 becomes effective and irrevocable in accordance with its terms; and (B) to the extent that the same treatment is not otherwise provided under the Equity Incentive Plan and the applicable award agreements, each of Executive’s then outstanding equity incentive awards shall become vested in full (without pro-ration), with any specified performance objectives with respect to such outstanding awards deemed to be satisfied at the “target” level.

(iii)                               Subject to Section 6 hereof, the Company shall pay to Executive the amount of any annual incentive that has been earned by Executive under the STIP for a completed fiscal year or other measuring period preceding the Date of Termination (or that would have been earned by Executive had his employment continued through the date such annual incentive is paid to other senior executives), but has not yet been paid to Executive (the “Prior Year Annual Incentive”), payable in a single lump sum no later than the date that annual incentives are payable to other participants in the STIP for that fiscal year (pursuant to the terms of the STIP).

(iv)                              Subject to Section 6 hereof, if and only if Executive’s Date of Termination occurs at least 3 full calendar months after the beginning of the Company’s fiscal year, and except as otherwise provided in Section 5(a)(ii), Executive will be eligible to receive an annual incentive under the STIP for the fiscal year during which the Date of Termination occurs, determined as if Executive had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to Executive were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Date of Termination (the “Pro-Rated Annual Incentive”).  The Pro-Rated Annual Incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the STIP for that fiscal year (pursuant to the terms of the STIP).

(v)                                 Subject to Section 6 hereof, the Company shall reimburse Executive for the reasonable expenses incurred in terminating his apartment lease and auto lease and the moving expenses associated with his relocation back to Dallas, Texas, which reimbursement shall be payable within 30 days after receiving supporting documentation, provided that the Company receives all documentation no later than 180 days after the Date of Termination, and in no event shall the Company reimburse expenses under this Section 5(a)(v) in excess of $25,000.

(vi)                              Subject to Section 6 hereof, if Executive timely elects continued health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay Executive’s full COBRA premiums to continue his coverage (including coverage for his eligible dependents, if applicable) (the “COBRA Premiums”) for the 12-month period commencing on the Date of Termination (the “COBRA Premium Period”).  The COBRA Premium Period runs concurrently with the Severance Period.  During the COBRA Premium Period, an amount equal to the applicable COBRA Premiums (or such other amounts as may be required by law) will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose.  Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and Executive’s right to the subsidized premium payments as described in this Section 5(a)(vi) shall cease.

(vii)                           To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive (or his estate) any other amounts, benefits or equity awards required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)                                 Cause; Other than for Good Reason.  If, during the Term, Executive’s employment is terminated for Cause, or if Executive voluntarily terminates his employment without Good Reason, then the Company shall pay or provide to Executive the Accrued Benefits, payable in accordance with Section 5(a)(i) of this Agreement, and the Other Benefits, and no further amounts shall be payable to Executive under this Section 5 after the Date of Termination.

(c)                                  Disability and Death.  If, during the Term, Executive’s employment is terminated for Disability or Executive dies, then the Company shall pay or provide to Executive (or his estate) (i) the Accrued Benefits, payable in accordance with Section 5(a)(i) of this Agreement, (ii) the Other Benefits, (iii) subject to Section 6 hereof, the Prior Year Annual Incentive, payable in accordance with Section 5(a)(iii) of this Agreement, (iv) subject to Section 6 hereof, and if and only if Executive’s Date of Termination occurs at least 3 full calendar months after the beginning of the Company’s fiscal year, the Pro-Rated Annual Incentive, payable in accordance with Section 5(a)(iv) of this Agreement, and (v) in the case of termination for Disability, and subject to Section 6 hereof, an amount equal to the excess, if any, of Executive’s Annual Base Salary for 6 months, over the amounts payable to Executive under the Company’s short-term disability insurance program, which amount shall be payable in equal semi-monthly or other installments (not less frequently than monthly) over the period commencing on the Date of Termination and ending 6 months thereafter, with the installments that otherwise would be paid within the first 60 calendar days after the Date of Termination being paid in a lump sum (without interest) on the 60th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination.

(d)                                 Full Settlement; Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in this Section or Section 2(g) or Section 10 hereof.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(e)                                  Section 280G.  In the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Total Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the cash payments made pursuant to Section 5(a)(ii) of this Agreement, then to the payment made pursuant to Section 5(a)(iii) of this Agreement, then to any payment made pursuant to Section 5(a)(iv) of this Agreement, then to any payment made pursuant to Section 5(a)(v) of this Agreement, then to the benefits provided pursuant to Section 5(a)(vi) of this Agreement, and then to any other payment that triggers such Excise Tax in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (iv) reduction of any other payments due to Executive (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting firm mutually acceptable to the Company and Executive.

6.                                      Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Sections 5(a)(ii), (iii), (iv), (v) and (vi), or Sections 5(c)(iii), (iv) and (v) hereof unless:  (a) Executive or Executive’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company, after consulting with Executive or Executive’s legal representative, may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) Executive does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

7.                                      Work Product. Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Executive (either solely or jointly with others) while employed by or serving as a consultant to the Company or any of its affiliates (“Work Product”) shall be the sole and exclusive property of the Company or any such affiliate. Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.                                      Confidential Information.

(a)                                 “Confidential Information” means information disclosed to Executive or known by Executive as a result of employment by the Company, not generally known to the trade or industry in which the Company or its affiliates are engaged, about products, processes, technologies, machines, customers, clients, employees, services and strategies of the Company and its affiliates, including, but not limited to, inventions, research, development, manufacturing, purchasing, financing, computer software, computer hardware, automated systems, engineering, marketing, merchandising, selling, sales volumes or strategies, number or location of sales representatives, names or significance of the Company’s customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other customer or client-specific information.  Such Confidential Information is and shall continue to be the property of the Company.

(b)                                 “Trade Secret” means information disclosed to Executive or known by Executive as a result of employment by the Company without regard to form, including but not limited to any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential clients or customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)                                  Executive recognizes that the Company’s Confidential Information and Trade Secrets are of great value to the Company, that the Company has legitimate business interests in protecting its confidential information and trade secrets, and that the disclosure to anyone not authorized to receive such information will cause immediate and irreparable injury to the Company.  Except as required by law or in the performance of his duties for the Company, unless Executive first secures the Company’s written consent, Executive will not divulge, disclose, use, copy, disseminate, lecture upon or publish Confidential Information or Trade Secrets.  Executive understands and agrees that the obligations not to disclose, use, disseminate, lecture upon or publish Confidential Information or Trade Secrets shall continue after termination of employment for any reason and for so long as the Confidential Information remains confidential.  Further, Executive will use his best efforts and diligence to safeguard and to protect the Confidential Information against disclosure, misuse, espionage, loss or theft.

(d)                                 Executive acknowledges that during the course of the Executive’s employment the Executive has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company. Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall deliver (and in the event of Executive’s death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control.  If the

Company requests, Executive (or his representative) agrees to provide written confirmation that Executive has returned all such materials.

(e)                                  Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall assign all rights, title and interest in the Confidential Information, Trade Secrets, Work Product, all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Trade Secrets, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control.

(f)                                   Executive is hereby notified that the following immunities exist under the U.S. Defend Trade Secrets Act of 2016: (i) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (A) is made—(1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the attorney of the individual and use the Trade Secret information in the court proceeding, if the individual (A) files any document containing the Trade Secret under seal; and (B) does not disclose the Trade Secret, except pursuant to court order.

9.                                      Non-compete; Non-solicitation.

(a)                                 Executive agrees that during the Term and thereafter during the Protection Period (as defined in Section 9(f) below), Executive will not directly or indirectly (by himself or in association with any individual or entity) own, operate, manage, control, be employed by, participate in, consult with, advise, provide services for, or in any manner engage in any business which provides activities, products, or services that are of the type conducted,. authorized, offered, or provided by the Company within two years of the end of Executive’s employment with the Company or its affiliates, or otherwise competes in any way with any business activity that the Company or its affiliates is conducting , or has active plans to conduct, as of the Date of Termination.  This restriction shall apply to any geographic area in which the Company, or any affiliate for which Executive had any responsibilities during the last two years of his employment, engaged in business, or had active plans to engage in business, during the term of Executive’s employment.  The restrictions contained herein shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.  Notwithstanding the foregoing, with respect to an entity which is engaged in both a competing business and a non-competing business, Executive may provide services to the non-competing business, provided that Executive does not render any services or advice, directly or indirectly, to the competing business.

(b)                                 Executive agrees that during the Term and thereafter during the Protection Period, Executive will not directly or indirectly:  (i) solicit or induce, or attempt to solicit or induce, any employee, consultant or independent contractor of the Company or of any affiliate to terminate his or her employment or relationship with the Company or affiliate; (ii) hire any person who Executive knows was an employee, consultant or independent contractor of the Company or of any affiliate during the last 6 months of Executive’s employment by the Company;  (iii) solicit or induce, or attempt to solicit or induce any customer, supplier, distributor, franchisee, licensee, or other individual or entity that has any business relationship with the Company or any of its affiliate with whom the Executive had material contact with at any time during the Executive’s employment with the Company to cease doing business with the Company or any of its affiliates, or consider placing or moving all or any portion of their business to any service provider that provides activities, products and/or services that are competitive with the Company’s or its affiliates’, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee, or any other individual or entity and the Company or any of its affiliates; or (iv) disparage, criticize, derogate, or deprecate the Company or any of its products, services or employees to any past, current or prospective customer or client of the Company

(c)                                  To enable the Company to monitor Executive’s compliance with the obligations imposed by this Agreement, Executive agrees to inform the Company, upon the Date of Termination, of the identity of any new employer and of Executive’s new job title.  Executive will continue to so inform the Company, in writing, any time Executive changes employment during the Protection Period.

(d)                                 In the event that any of these provisions are deemed invalid or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions.  To the extent any provision is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

(e)                                  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 9, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate business activities that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

(f)                                   For purposes of this Section 9, the term “Protection Period” shall mean the period commencing on Executive’s last day of employment with the Company and ending on the date 18 months after Executive’s last day of employment with the Company, provided, however, that such period shall be extended by any length of time during which Executive is in breach of the covenants contained in this Section 9.

10.                               Remedies.  Executive recognizes and affirms that in the event of his breach of any provision of Sections 7, 8 or 9 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or a threatened breach by Executive of any of the provisions of Sections 7, 8 or 9, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (a) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), and (b) with the sole exception of the Accrued Benefits, Other Benefits or any other payments that may be required by state or federal law (if any), cease any further payments and/or vesting of equity awards.  Executive understands and acknowledges that the Company can bar him from disclosing or using Confidential Information and/or Trade Secrets, bar him from accepting or continuing prohibited employment or rendering prohibited services, or bar him from soliciting certain individuals and entities for the periods specified in Sections 7, 8 and 9 above.  In the event that the Company institutes legal action to enforce Sections 7, 8 or 9 of this Agreement, Executive agrees that the Company shall be entitled to recover from him its costs of any action (including reasonable attorneys’ and expert fees and expenses).  Nothing in this Section 10 will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 7, 8 or 9 that may be pursued or availed of by the Company.

11.                               Cooperation in Investigations and Proceedings. During the Term and for a period of 5 years thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters occurring, in whole or in part, during such employment with the Company and within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment).  In requesting Executive’s cooperation, the Company shall take into account his other personal and professional obligations.  Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance and shall receive from the Company hourly compensation equal to the Annual Base Salary immediately prior to the Date of Termination divided by 1,800 hours, in each case in connection with any assistance or cooperation that occurs after the Date of Termination.  Any such reimbursements or per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).

12.                               Survival.   Subject to any limits on applicability contained therein, Sections 2(g), 3(f), 4(f), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 22 and 23 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or this Agreement.

13.                               Notices.   Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient.  Notices to Executive shall be sent to the address of Executive most recently provided to the Company.  Notices to the Company should be sent to Global Power Equipment Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, GA 30084, Attention: General Counsel.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14.                               Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.                               Source of Payment.   Any payments to Executive under this Agreement shall be paid from the Company’s general assets.

16.                               Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including the employment agreement between Executive and the Company dated as of September 11, 2017, which agreement the parties acknowledge is hereby superseded, replaced in its entirety and considered null and void as of the Effective Date

17.                               Withholding of Taxes.  The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

18.                               Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

19.                               Successors and Assigns.

(a)                                 This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 19(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company, except to an affiliate.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

20.                               Choice of Law; Jurisdiction; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles. Executive agrees and consents to jurisdiction, and agrees that venue is proper, in the state courts of or federal courts in the State of Georgia.  Any action seeking an order, ruling, declaratory judgment, or similar relief that this Agreement, or any section, paragraph or subpart thereof, is unenforceable in whole or in part, shall be brought in the Superior Court of Dekalb County, Georgia or the United States District Court for the Northern District of Georgia, or, if Executive resides in Georgia, the Superior Court of the Georgia county in which Executive resides, which courts shall be the sole and exclusive venues for any such action, unless such claim is raised as a counterclaim or defense against an action seeking enforcement of any section, paragraph or subpart of this Agreement.

21.                               Voluntary Agreement.  Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

22.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23.                               Section 409A Compliance.

(a)                                 In General.  Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to Executive upon termination of employment).  Failure to comply with these restrictions could result in negative tax consequences to Executive, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A.  Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible.  If neither of these exceptions applies, and if Executive is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first 6 months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the 6-month anniversary of the Date of Termination.

(b)                                 Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of

Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, but only to the extent necessary to comply with Section 409A, if the period in which the Release required by Section 6 of this Agreement must be provided and become effective and irrevocable in accordance with its terms begins in one calendar year and ends in a second calendar year, payment of any nonqualified deferred compensation shall be made or commence on the later of (i) the first payroll date of the second calendar year, or (ii) the first payroll date after the date that the Release becomes effective and irrevocable in accordance with its terms

(c)                                  Reimbursements.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last business day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

[Signatures On Next Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

GLOBAL POWER EQUIPMENT	EXECUTIVE
GROUP INC.

/s/David A. B. Brown	/s/Tracy D. Pagliara
By: David A. B. Brown	Tracy D. Pagliara
Its: Chairman of the Compensation Committee of the Board of Directors

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [•] day of [•], 20[•], by and between Global Power Equipment Group Inc. (the “Company”) and Tracy D. Pagliara (“Executive”).

1.                                      Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [•], 20[•] (the “Separation Date”).

2.                                      Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Sections 5(a)(ii), (iii), (iv) (if applicable), (v) and (vi) of the Employment Agreement between Executive and the Company dated as of June 20, 2018 (the “Employment Agreement”), upon the terms, and subject to the conditions, of the Employment Agreement.

3.                                      No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.                                      Release.  In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation: (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor

Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date he signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Company Group from (i) any obligation under the Employment Agreement; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) from any rights or claims that relate to events or circumstances that occur after the date that the Executive executes this Release.

5.                                      Bar.  Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of the Release.

6.                                      Right to Engage in Protected Activity.  Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing in this Release or the Employment Agreement or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.  If Executive files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) from the Releasees that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release or the Separation Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

7.                                      Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.

8.                                      Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.  Executive acknowledges and reconfirms the promises in Sections 7, 8, 9, 10 and 11 of the Employment Agreement.

9.                                      Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 13 of the Employment Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

10.                               Miscellaneous. This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

11.                               Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

GLOBAL POWER EQUIPMENT	EXECUTIVE
GROUP INC.
[Form of release — Do not sign]
[Form of release — Do not sign]

By:	Tracy D. Pagliara
Its: